EXHIBIT 11

                          THE STRIDE RITE CORPORATION

                        COMPUTATION OF PER SHARE EARNINGS

                      (In Thousands Except Per Share Data)

                             Three Months Ended           Nine Months Ended
                      Sept. 1, 1995 Sept. 2, 1994  Sept. 1, 1995 Sept. 2, 1994

Net income applicable
  to common shares        $ 3,487       $ 8,506        $12,463       $21,035
Calculation of shares:

   Weighted average num-
     ber of common
     shares outstanding    49,441        49,542         49,506        49,909

   Common shares attri-
     butable to assumed
     exercise of dilu-
     tive stock options
     and stock purchase
     rights using the
     treasury stock
     method                   300           141            310           114
   Average common shares
     and common equiva-
     lents outstanding
     during the
     period                49,741        49,683         49,816        50,023

Net income per common
   share                     $.07          $.17           $.25         $ .42














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